CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

It is the policy and commitment of Command Security Corporation and all of its subsidiaries (“Command Security,” or the “Company”) to adhere to the highest standards of integrity and business ethics in the operation of our Company. These standards are set forth in the pages that follow and are reflected in the character and the conduct of our employees. We urge you to become thoroughly familiar with the contents of this booklet—the Command Security Code of Business Conduct and Ethics (which is sometimes referred to simply as the “Code”)—and to use it as a guideline in the performance of your responsibilities for the Company. We also encourage you to seek assistance either from your supervisor or from the Human Resources Department when a question or concern arises with respect to any matter addressed in this material.

This booklet is divided into four sections, each of which contains specific guidance with respect to Company conduct. As you will see, these sections can be summarized in the following general principles, which should guide each of us in the performance of our day-to-day business responsibilities:

• Avoid outside activities or influences which conflict with the best interests of the Company or impair the performance of your work responsibilities;
• Conduct business in accordance with the letter, spirit and intent of applicable laws, regulations and policies;
• Maintain confidentiality of customer, employee and Company information;
• Be honest and trustworthy in your relationships with customers, suppliers, fellow employees, management, stockholders and the general public;
• Provide service of the highest quality;
• Refrain from using the Company’s resources and reputation for personal gain;
• Be economical in using Company resources.

These principles are fundamental to the operation of every quality enterprise. If they appear obvious, it is because they make common sense to anyone who takes pride in the performance of his or her job for the Company.

The Company may change and update this Code, as necessary, to address specific requirements relating to various functions and areas of responsibility. This Code may also be supplemented from time to time by separate communications regarding specific regulatory developments or other matters.

The last page of this booklet contains a statement of understanding and compliance, which must be signed and returned to the Human Resources Department. The statement simply says that you have read the Code of Business Conduct and Ethics and have adhered to the principles and policies contained in the booklet for the fiscal year just ended, and will do so in the future.

Each employee is required to sign and return the statement. If you believe that you cannot, in good faith, sign the statement, you must advise your supervisor or the Human Resources Department, or our Director of Compliance, of the reason(s) you believe you are unable to do so.

I. CONFLICTS OF INTEREST

Command Security respects the right of its employees to engage in activities outside of their employment, which do not conflict with the business of the Company and which do not draw direct or indirect benefits from the Company. Conflicts of interest arise when the personal interests of an employee (including members of the employee’s immediate family) are inconsistent with the responsibilities of his or her employment. For these purposes, your immediate family would include your spouse and minor children and any other relative or person who lives in your home, and includes common-law or domestic partners. Examples of conflicts of interest include any activity, interest or association that might influence, or even appear to influence, the independent exercise of an employee’s judgment in making a decision or taking an action which is in the best interests of the Company, its stockholders and the public. The following categories cover the most common situations (but by no means all situations) in which a conflict of interest may arise.

A. Gifts and Gratuities

Employees, including members of their immediate families, should not request or accept any gift, rebate, kickback, compensation or remuneration of any kind (whether in the form of cash, property, services or payment of expenses) from any organization or individual which supplies to, purchases from or competes with the Company, or from any organization or individual with which the Company does or is likely to do business.

This prohibition does not apply to routine two-way exchanges of normal business courtesies, which might reasonably be expected to be exchanged in the ordinary course of business. Thus, in certain cases, because of protocol or courtesy, it may be appropriate to accept an unsolicited gift of nominal value. As a general guideline for helping you to determine whether any particular gift, entertainment or other benefit is appropriate, you should consider whether it would be considered extravagant or excessive or whether a disinterested third party might infer that it could affect your judgment. If so, the gift, entertainment or other benefit should not be accepted. The receipt of gratuities such as gifts or entertainment of more than nominal value, money, loans, vacations, airline tickets or hotel accommodations is prohibited. Under no circumstances whatsoever should any Command Security employee accept cash gifts from any supplier or vendor of goods or services to the Company. If a gift or gratuity such as those described is received, it should be promptly returned with a polite note explaining that it is contrary to Company policy to accept it. Similarly, it is also against the Company’s policy, and in many instances a violation of law, for payments or gifts to be made or offered by any employee to influence any decision to be made or action to be taken in securing or transacting Company business with another individual or organization.

A more detailed discussion including specific guidelines for the giving or acceptance of gifts by Company employees is set forth in the Company’s Legal Compliance Manual. No gift may be given or received except in accordance with those guidelines or with the prior approval of our Director of Compliance. If you receive any gift, entertainment or other benefit which does not comply with the Company’s policy, or are unsure whether it complies, it should be reported in writing to the Company’s Human Resources Department, which, in consultation with our Director of Compliance, may choose to accept the gift on behalf of the Company, determine that it is appropriate for you to keep the gift, or require that the gift be returned. The issue of gifts and gratuities also has significant legal implications when the government or a governmental agency, either within or outside the U.S., is involved, and serious consequences can result from mishandling these relationships. The Company’s Prohibition of Gifts and Gratuities and Other Legal Acts Policy sets forth state-specific laws and regulations for the giving of gifts, gratuities or other things of value in those states in which we have lottery contracts. It is your responsibility to become familiar with this Policy, as supplemented from time to time, as it relates to your position with the Company.

If you have any concerns or questions regarding the giving or acceptance of gifts or gratuities, we urge you to contact our Human Resources Department or the Director of Compliance.

B. Meals and Entertainment

As part of the performance of an employee’s responsibilities, providing or accepting meals and refreshments which are business-related, are reasonable, and are normally exchanged in the ordinary course of business is permitted as an exchange of normal business courtesies. However, acceptance of such meals or other amenities is prohibited when the employee has, or should have, any reason to believe that the offer is made with the intent to improperly influence the employee in the performance of his or her responsibilities for the Company.

The solicitation of entertainment from an individual or organization through special events such as sporting events, social dinner meetings or other social events is not to be used or even suggested as a prerequisite for that individual or organization to do business with the Company. However, such entertainment may occasionally be accepted or extended by employees when appropriate for business objectives and when such entertainment has been or is likely to be mutually extended during the course of the business relationship. Elaborate entertainment, such as overnight or weekend trips, is not to be extended by or accepted by Company employees.

C. Outside Employment

Any outside employment or business activities engaged in by employees must not conflict with, or appear to conflict with, or interfere with, the employee’s ability to properly perform his or her work at the Company. Employees may not perform work or services for, or have any independent business relationship with, any individual or organization which supplies to, purchases from or competes with the Company, unless specifically approved in advance, in writing, by the Executive Committee of the Company’s Board of Directors.

The solicitation or performance of any outside work for personal gain during Company working hours is prohibited. The performance of certain charitable activities may be permissible during working hours with the prior approval of the employee’s supervisor.

D. Personal Financial Interests

A conflict with the interests of the Company arises when an employee, or a member of the employee’s immediate family, holds a substantial investment or other financial interest in any organization which supplies to, purchases from or competes with the Company. Any such financial interest is prohibited unless specifically approved in advance, in writing, by the Director of Compliance. Such a prohibited financial interest might arise, by way of example, through:

• Ownership of stock or other equity securities, partnership interests, participation rights or other proprietary interests, or debt or debt securities.
• Receipt of remuneration, commissions, or brokerage, finders, consulting or advisory fees.
• Holding office, serving on a Board of Directors, or otherwise participating in management.
• Borrowing money (other than loans from banks or other commercial lending institutions in the usual manner in the ordinary course of such institutions’ business).
• Ownership of any interest in, or any dealing in, real estate, equipment, materials or property where the opportunity for such investment is presented to the employee solely or substantially as a result of his or her position with the Company or where the individual stands to gain financially due to his or her position with the Company, whether or not such activities are detrimental to the Company’s best interests.

Certain types of financial interests will generally not be considered substantial or material, such as ownership of less than one-half of one percent (0.5%) of any publicly traded class of stock, debt or other securities. Investments in mutual funds or similar investment vehicles in which you do not directly influence the selection, sale, or purchase of a particular security will not typically present the same likelihood of a conflict of interest as a direct investment, and are generally permissible.

E. Purchase of Goods and Services

Each year the Company spends millions of dollars in the purchase of goods and services from outside vendors and suppliers. All Company employees involved in the process of purchasing such goods and services should be objective and impartial when making purchasing-related decisions. To remain fair and impartial in making decisions, employees involved in these processes should:

• Follow established policies and procedures for all steps of the purchasing process.
• Not engage in “backdoor selling” when doing business with vendors and suppliers. Backdoor selling occurs when vendors and suppliers circumvent established procedures and attempt to work directly with requisitioners and to influence purchasing decisions.
• As already discussed in detail, neither seek nor accept gratuities, favors or other payments from vendors or suppliers as an inducement to do business.
• Not use Company funds to make personal purchases.

From time to time, situations may arise where an immediate family member or other relative of an employee is interested in providing goods or services to the Company. To avoid any conflict of interest or even the appearance of impropriety with respect to such a situation, any such proposals should be submitted to the appropriate department of the Company, disclosing the nature of the family relationship and the terms of the proposal. Under no circumstances should the employee attempt to influence or be involved with any decision with respect to any such proposal, which will only be considered on an arm’s length basis along with other similar proposals.

F. Political Contributions

Political activity represents another area where the rules on permissible activities are complex and you could inadvertently run afoul of such rules. As a result, you may not contribute in our Company’s name or on our Company’s behalf any cash, services or property of any kind for or in support of any political candidate, committee, initiative or activity without the prior express approval of the Compliance Officer or appropriate legal counsel. No lobbying effort or contract shall be undertaken in our Company’s name or on our Company’s behalf without the prior approval of our Board of Directors.

II. CONFIDENTIAL INFORMATION

A. Confidential Information

As employees of Command Security, we are all responsible for protecting the Company’s confidential information and using that information only for Company’s purposes. All information developed within the Company with respect to its business is confidential and should not be disclosed to any unauthorized person. Employees should not discuss confidential Company information outside the Company, even with their families. Such information must be protected because unauthorized disclosure could destroy its value to the Company and give unfair advantage to others. Examples of Company confidential information include, without limitation, bids, business proposals and contracts, budgets, computer software, codes, data files and security information, trade secrets, non-public revenue or earnings results and any other non-public information concerning the Company’s financial, legal or other business activities. Other information that we have access to may include personal information about our fellow employees, the Company’s officers, directors and stockholders or our customers. This information is also confidential and may not be disclosed without proper authorization. The Company’s customers properly expect that this information will be kept confidential. Command Security takes any violation of a customer’s confidentiality very seriously and will not tolerate such conduct.

B. Securities Trading Policy

Many of us who work at the Company, officers and non-officers alike, have access to confidential information concerning the Company and its affairs. Under federal securities laws, if someone possesses non-public information, which is found to be “material,” that person may not buy or sell the Company’s securities while in the possession of such “inside information.” For these purposes, the Company’s securities include the securities purchased upon the exercise of Company stock options.

The legal standard which applies to the use of such information is one of “materiality.” If the confidential information is “material” or, in other words, of such significance that a reasonable outside investor would want to know about it when deciding whether or not to invest in or dispose of Company securities, then we, as employees, must not trade in Company securities until the information is appropriately disclosed to the public in a press release or SEC report. It is also illegal to communicate (to “tip”) inside information to others so that they may trade in Company securities based upon that information. These illegal activities are commonly referred to as “insider trading.” Failing to abide by this standard could result in liability under the insider trading rules of the federal securities laws.

Examples of material information include, but are not limited to:

• financial and business data;
• merger, acquisition or divestiture discussions or developments;
• award or cancellation of a major contract;
• gain or loss of a substantial customer or supplier;
• changes in upper management personnel;
• forecasts of financial results; and
• significant litigation.

For additional guidance regarding policies and procedures relating to trading in Company securities, employees should consult the Company’s Securities Trading Policy.

C. Media Disclosure

In the course of our duties, we may receive inquiries from representatives of the news media. Unless responding to such inquiries is among our specifically authorized responsibilities, we should politely refer all media representatives to our Director of Communications.

III. RECORDS, PRACTICES, PROPERTY AND ADHERENCE TO LAW

A. Company Data, Records, Reports and Financial Practices

In performing our responsibilities for the Company, we must prepare and/or complete all Company records, business data, reports, filings, submissions and documents in a full, fair, accurate, timely and understandable manner. These include such routine documents as time sheets and expense reports. They also include accounting entries, cost estimates, contract proposals and other presentations and reports to management, customers, governmental agencies, stockholders and the public. The falsification of records, manual or computer, is always unethical, generally illegal and always unacceptable to the Company. All information transmitted both within and outside of the Company must be honest and well-founded, as the integrity of the Company’s records and reports is based on the validity, accuracy and completeness with which they are prepared. In addition, all Company financial practices concerning accounting, internal accounting controls and auditing matters must meet the highest standards of professionalism, transparency and honesty.

B. Company Funds and Property

We are all personally responsible and accountable for the proper expenditure of Company funds. This includes Company money spent on travel or other business expenses.

We are also responsible for the proper use and care of Company property over which we have control. Company equipment or other property should be handled and cared for properly. It should not be used for personal benefit, sold, loaned, given away or otherwise disposed of, regardless of its condition or value, without proper authorization.

C. Adherence to Applicable Law

The Company requires that all employees, officers and directors, and any third party doing business on behalf of the Company, comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them. For a more detailed discussion of these requirements, please refer to the Company’s Legal Compliance Manual.

IV. COMPETITION

We are committed to competing effectively, but lawfully, in our business markets.

A. Compliance with Antitrust Laws

The Company and its employees must comply with the antitrust and unfair competition laws of the countries in which our Company engages in business. These laws vary by country and can be complex. If you have a role that may implicate the antitrust laws - such as a sales and marketing executive position - you are responsible for knowing the laws that apply to these business activities, and should speak to our Compliance Officer if any question arises. Generally, these laws prohibit or regulate mergers and acquisitions, attempts to monopolize or otherwise restrain trade, selling products below cost, price discrimination, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, certain kinds of “tying” arrangements that require a customer who wishes to buy a given product to buy other products or services, artificially maintaining prices, and certain other restrictive agreements or arrangements. Our employees may not exchange non-public sales information with competitors for the purpose of affecting sales prices or levels.

B. Fair Methods of Competition

The Company is committed to competition on a lawful and ethical basis. You may not use improper or illegal means of gaining competitive information that is confidential or proprietary information owned by others. You may not use or disclose confidential or proprietary information that you may have from past employment with other employers.

V. COMPLIANCE WITH THE CODE

A. Responsibility for Compliance

Every employee is responsible for compliance with both the letter and the spirit of this Code of Business Conduct and Ethics. Members of management assume a special obligation for their own awareness and the effective communication of this Code to employees who report to them. This Code will be distributed to each new employee of the Company upon commencement of his or her employment. Managers and supervisors are encouraged to maintain an open-door policy in responding to questions regarding this Code. Frequent discussion of ethical issues, both informally and formally, is a sign of good corporate practice. These responsibilities cannot be delegated.

B. Reporting Violations

Any employee who knows or believes that any employee, officer, director or other representative of the Company has engaged or is engaging in conduct related to the Company that violates applicable law, this Code or any other code or practice standard applicable to such an individual, should report this information to his or her supervisor, the Human Resources Department or our Director of Compliance, in person or by sending a letter or other writing to the Company’s principal executive offices to the attention of the employee’s supervisor, the Human Resources Department or the Director of Compliance. You may choose to remain anonymous in reporting any possible violation of this Code. Any supervisor who receives a report of a violation of this Code must immediately inform the Human Resources Department or the Director of Compliance.

Employees concerned about matters involving accounting, internal accounting controls or auditing matters should consult the Command Security Policy for Raising and Investigating Concerns Regarding Accounting, Internal Accounting Controls and Auditing Matters for guidance on how to raise their concerns and the procedures the Company will use to investigate such matters. As described in that Policy, complaints regarding questionable accounting or auditing matters may be submitted confidentially and anonymously through [subject to update]. While it is generally the Company’s desire to address matters internally in the first instance in order to investigate the relevant circumstances and respect employee confidentiality, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

C. Investigating and Resolving Concerns

All reports of possible violations will be forwarded to the Human Resources Department or the Director of Compliance. The Company’s General Counsel may, in his or her discretion, assume responsibility for evaluating any possible violation and directing or conducting any investigation, or may delegate any portion of such responsibility to the Human Resources Department or another person or entity within or outside the Company. If the investigation concerns a possible violation by the General Counsel, then the Chief Executive Officer or Chief Financial Officer will assume the General Counsel’s responsibilities in this regard. All reports of possible violations will be handled with the utmost care and receive a thorough review. Generally, investigations of possible violations will include, at a minimum, interviews of all persons believed to have information relating to the issues raised and review of any applicable Company records or filings.

After conducting the investigation, the results will be evaluated and the Company will authorize such swift response, follow-up and preventive actions, if any, as are deemed necessary and appropriate to address the substance of the reported possible violation. The Company reserves the right to take whatever action it believes appropriate, up to and including discharge of any employee determined to have engaged in improper conduct, subject to any applicable legal and other requirements. The Company will quickly report illegal actions to the appropriate authorities, which may result in civil and criminal penalties for you, your colleagues and/or the Company.

Regardless of whether the report of a possible violation is submitted anonymously, the Company will strive to keep all reports of possible violations and the identity of those who submit them and participate in any investigation as confidential as possible. Neither the Company nor any person employed with the Company shall discharge, demote, suspend, threaten, harass or in any other manner discipline, discriminate or retaliate against any person because he or she reports any violations or cooperates in any investigation or inquiry regarding violations of applicable law or this Code using the methods outlined above, unless it is determined that the report or cooperation was not in good faith. Any such retaliation will warrant disciplinary action against the person who wrongfully retaliates, up to and including termination of employment, subject to any applicable legal and other requirements.

The Human Resources Department will retain records of all reports of possible violations, and a summary of the matters involved and the disposition thereof, for five years or such longer period as may be deemed appropriate or legally required under the circumstances.

D. Questions

Any employee having any questions regarding the best course of action in a particular situation should promptly contact his or her supervisor, the Human Resources Department or the Director of Compliance. These discussions may concern your activities or activities of others and may involve apparent conflicts between actions the employee has been directed to take and the standards contained in this Code.

E. Certification

Each employee is required to certify the employee’s understanding of and compliance with the terms of this Code of Business Conduct and Ethics by signing the sheet at the back of this booklet and returning it to the Human Resources Department in a timely manner. If, in good faith, you believe you cannot sign the attached sheet, you must advise your supervisor, the Human Resources Department or the Director of Compliance of the reason(s) you believe you are unable to do so.

EMPLOYEE STATEMENT

To the Board of Directors of Command Security Corporation:

I, , have read and understand and acknowledge the principles and standards of conduct contained in the Command Security Code of Business Conduct and Ethics. For the fiscal year of the Company which has just ended, I have adhered to and complied with these principles and standards. For the fiscal year of the Company which has just begun, and in the future, I will continue to adhere to and comply with such principles and standards.

I understand that such statement and agreement does not constitute or give rise to any contract of employment.

Please sign here:

Date:

Please print your name:

This signed and completed form must be returned to the Human Resources Department.